Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, David J. Mazzo, certify that:

1. I have reviewed this annual report on Form 10-K/A of Caladrius Biosciences, Inc.; and
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 21, 2022

/s/ David J. Mazzo
David J. Mazzo, PhD
President and Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)